EXHIBIT 99.1

August 5, 2015
Declaration of Quarterly Stock Distribution to Stockholders

Dear Valued Stockholder,
We have excellent news to share with you!
On July 27, the Griffin Capital Essential Asset REIT II, Inc. ("GCEAR II") board of directors voted to increase the annualized distribution rate of GCEAR II from 5.5% to 6.0% by declaring a quarterly stock distribution, the annual equivalent of 0.50% based on the current public offering price of $10.00 per share of common stock (0.00013699 shares of common stock per day per share). This additional stock distribution applies to stockholders of record as of July 27, 2015 through September 30, 2015 (the remainder of the third quarter of 2015), accrues daily and is paid monthly along with our regular distribution schedule. This distribution will be paid to all stockholders of record, regardless of whether you currently receive distributions in cash or participate in the distribution reinvestment plan. The first stock distribution payment on August 3, 2015 includes a per diem stock distribution for the period of July 27th (the effective date of the stock dividend declaration) through July 31st and should be reflected on your next account statement.
As you may be aware, last week GCEAR II acquired its 12th property. Our portfolio consists of over 2.6 million square feet of space with over $404 million in asset value (based upon purchase price) and a remaining average lease term of 10.2 years. The portfolio's tenant base includes such iconic names as: Aetna Life Insurance Company, American Express Travel Related Services Company, Inc., FedEx Freight, Inc., MGM Resorts International, Owens Corning Sales, LLC, and Wyndham Worldwide Operations. Given the nature and quality of the assets we have purchased thus far, and the credit strength and income generated by our tenants in our current portfolio, the GCEAR II board of directors concluded the additional stock distribution is appropriate based upon its review of the current and prospective assets, liabilities and business opportunities of GCEAR II.
For more information about GCEAR II, please visit our website at www.griffincapital.com and select Griffin Capital Essential Asset REIT II in the Investment Offerings drop down menu.
We at Griffin Capital Essential Asset REIT II are pleased with the qualitative buildout of the portfolio and our ability to increase our current distributions related thereto and share that news with you, our valued stockholders. We appreciate and thank you for your investment with us.
Sincerely,

/s/ Kevin Shields
Kevin Shields
CEO and Chairman of the Board of Directors
Griffin Capital Essential Asset REIT II, Inc.